Exhibit 99.2

AMENDMENT TO RESTRICTED SHARE UNIT AGREEMENT
THIS AMENDMENT to Restricted Share Unit Agreement, made as of July 1, 2016, is by and between GSE SYSTEMS, INC., a Delaware corporation (the "Company"), and KYLE J. LOUDERMILK, an employee of the Company (the "Grantee").
BACKGROUND
WHEREAS, as of July 1, 2015 (the "Grant Date"), the Company had adopted the GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated effective March 6, 2014 (the "Prior Plan"), pursuant to which Restricted Share Units may be granted;
WHEREAS, as of the Grant Date, the Company and the Grantee entered into an employment agreement (the "Employment Agreement") pursuant to which Grantee was employed as the Company's President and Chief Executive Officer; and
WHEREAS, the Company initially granted Grantee a number of Restricted Share Units exceeding the fiscal year limit permitted under the Prior Plan, relying upon an exception thereto, and the parties now desire to cancel the portion of the award in excess thereof and restate the terms of the Restricted Share Units Agreement made and entered into as of July 1, 2015, between the parties (the "Restricted Share Units Agreement").
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Section 22 of the Restricted Share Unit Agreement is hereby amended in its entirety to read as follows:
22. [Reserved.]
2. The Section titled "Determining RSUs Earned" in Exhibit 1 of the Restricted Share Unit Agreement is hereby amended in its entirety to read as follows:
Determining RSUs Earned
Except as otherwise provided in the Plan or the Agreement, upon execution of his Employment Agreement, the CEO will receive 400,000 RSUs which will vest as follows:
1. 200,000 RSUs will vest if the VWAP of the Common Stock as quoted on the NYSE MKT exceeds $2.50 for a 30 consecutive trading day period.
2. An additional 200,000 RSUs will vest if the VWAP of the Common Stock as quoted on the NYSE MKT exceeds $3.25 for a 30 consecutive trading day period.
3. In all other respects, the Restricted Share Unit Agreement is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.
GSE SYSTEMS, INC. By: /s/ Daniel Pugh Daniel Pugh Senior Vice President, General Counsel and Risk Management Officer	EXECUTIVE /s/ Kyle J. Loudermilk Kyle J. Loudermilk
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